Settlement and Standstill Agreement


      This AGREEMENT, dated as of May 7, 2002 (the "Agreement"), is by and between FairMarket, Inc., a Delaware corporation ("FairMarket"), and the entities listed on Schedule A hereto (collectively, the "JHC Entities").

      WHEREAS, the JHC Entities are the beneficial owners of shares of common stock, par value $0.001 per share, of FairMarket (the "Common Stock"); and

      WHEREAS, by letter dated February 22, 2002, musicmaker.com, Inc. ("musicmaker") provided notice to FairMarket of its intention to nominate Joseph R. Wright, Jr. for election as a director of FairMarket at its 2002 annual meeting of stockholders (the "Stockholder Nomination"); and

      WHEREAS, subject to this Agreement musicmaker intends hereby to withdraw the Stockholder Nomination and refrain from contesting the election of directors at FairMarket's 2002 annual meeting of stockholders; and

      WHEREAS, FairMarket and the JHC Entities intend to provide hereby for, among other matters, enlargement of the Board of Directors of FairMarket (the "Board") from four (4) to five (5) members and for the appointment of Joseph R. Wright, Jr. to the Board to fill the vacancy resulting therefrom, and furthermore, FairMarket and the JHC Entities desire to otherwise resolve all matters between them, including those matters at issue in or with respect to the Stockholder Nomination.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Representations.
---------------------------

      (a) Binding Agreement: Authority. FairMarket hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by FairMarket, and is a valid and binding obligation of FairMarket, enforceable against FairMarket in accordance with its terms. Each of the JHC Entities represents and warrants that this Agreement has been duly authorized, executed and delivered by such JHC Entity, and is a valid and binding obligation of such JHC Entity, enforceable against such JHC Entity in accordance with its terms.

      (b) Share Ownership of Common Stock. Each of the JHC Entities hereby represents and warrants that, as of the date hereof, it and its Affiliates and Associates (as such terms are hereinafter defined) are the "beneficial owners" (as such term is hereinafter defined) of an aggregate of 3,504,500 shares of Common Stock (the "Shares"), and that neither it nor its Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of Common Stock.

      (c) Defined Terms. For purposes of this Agreement, the term "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the

Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this Agreement, the terms "beneficial owner" and "beneficially own" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

Section 2.  Directors.
---------------------

      (a) Additional Director. The JHC Entities and FairMarket agree that as promptly as practicable (but in no event more than the fifth business day) following the execution of this agreement by the parties the Board will increase the size of the Board to five (5) members and appoint Joseph R. Wright, Jr. (together with any successor nominee appointed by the JHC Entities pursuant to this Agreement, the "JHC Nominee") to fill the newly created directorship on the Board as a Class II director whose term shall expire at FairMarket's 2002 annual meeting of stockholders. If at any time during the Standstill Period (as hereinafter defined) there shall occur a vacancy in a Board seat previously occupied by a JHC Nominee by reason of the resignation, removal, death or incapacity of a JHC Nominee, then such vacancy shall be filled by a person nominated by the JHC Entities having appropriate background and experience. At such time as Mr. Wright (or any JHC Nominee) shall become a director of FairMarket in accordance with the terms of this Agreement, Mr. Wright (or such JHC Nominee) shall agree in writing to be bound by the terms and conditions of FairMarket's insider trading policy.

      (b) Nominations. FairMarket agrees to nominate Rory Cowan and Joseph R. Wright, Jr. for election as Class II directors of FairMarket at its 2002 annual meeting of stockholders, and use its best efforts to cause the election of such persons, each to serve for a three-year term ending upon the election of directors at FairMarket's 2005 annual meeting of stockholders and until his successor is duly elected and qualified.

      (c) Information. The JHC Entities agree to provide FairMarket with such information concerning Joseph R. Wright, Jr. as is required under the proxy rules of the Exchange Act in connection with the preparation and filing of FairMarket's proxy statement relating to the 2002 annual meeting of stockholders.

      (d) Observer Rights. During the Standstill Period, FairMarket shall permit James Mitarotonda, as a designated representative of the JHC Entities, to attend Board of Directors meetings of FairMarket; provided, however, that (i) no other person designated by the JHC Entities shall be permitted to attend Board of Directors meetings of FairMarket (other than the JHC Nominee as provided in Section 2(a) above) and neither the JHC Entities nor Mr. Mitarotonda shall have the right to substitute any other person in his stead, (ii) the Board of Directors of FairMarket shall have the right to exclude Mr. Mitarotonda from any meeting of the Board of Directors or portion thereof if the Board determines in good faith that such attendance would not be appropriate in light of the subject matter to be discussed at such meeting or such portion thereof (without limiting the generality of the foregoing, such attendance would not be appropriate in circumstances where the Board determines in good faith based upon advice of counsel that such attendance might compromise FairMarket's attorney-client privileges, attorney work-product privileges or similar protections or privileges or in circumstances where the Board determines in good faith that there is an actual or potential conflict of interest or other interest on the part of the JHC Entities or Mr. Mitarotonda that makes such attendance inappropriate, notwithstanding the presence of the JHC Nominee), (iii) Mr. Mitarotonda shall be an observer only, at the invitation of the FairMarket Board of Directors, shall not be a director and shall have no voting rights as a director, and (iv) all rights of Mr. Mitarotonda and the JHC Entities under this Section 2(d) shall terminate at such time as the JHC Entities, together with their Associates and Affiliates, are the beneficial owners of less than 5% of the total outstanding shares of Common Stock (and such rights shall not be reinstated in any manner if the JHC Entities, together with their Associates and Affiliates, subsequently become the beneficial owners of 5% or more of the total outstanding shares of Common Stock).

      (e) Confidentiality. The JHC Entities, Mr. Wright and Mr. Mitarotonda (each, a "Recipient") each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below), agrees to hold and keep the Confidential Information confidential as provided in this Agreement and otherwise agrees to each and every restriction and obligation in this Agreement. As used in this Agreement, the term "Confidential Information" means and includes any and all of the information concerning the business and affairs of FairMarket that may hereafter be disclosed to Recipient by FairMarket or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors ("Representatives") of FairMarket; provided that "Confidential Information" shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof, (b) was independently acquired by Recipient without violating any of the obligations of Recipient or its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives, or (c) was available, or becomes available, to Recipient on a nonconfidential basis other than as a result of its disclosure to Recipient by FairMarket or a FairMarket Representative, but only if to the knowledge of Recipient the source of such information is not bound by a confidentiality agreement with FairMarket or is not otherwise prohibited from transmitting the information to Recipient or Recipient's Representatives by a contractual, legal, fiduciary or other binding obligation. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, FairMarket is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to Recipient. Recipient agrees that the Confidential Information (a) will be kept confidential by Recipient and Recipient's Representatives and (b) without limiting the foregoing, will not be disclosed by Recipient (except to such person's Representatives to the extent permitted by, and in accordance with, this Agreement) or by Recipient's Representatives to any person except with the specific prior written consent of FairMarket or except as expressly otherwise permitted by this Agreement. It is understood that Recipient may disclose Confidential Information only to those of Recipient's Representatives who are informed by Recipient of the confidential nature of the Confidential Material and the obligations of this Agreement.

      If Recipient or any of Recipient's Representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to make any disclosure that is prohibited or otherwise constrained by this Agreement, Recipient or such Representative, as the case may be, will provide FairMarket with notice, as promptly as practicable in light of the circumstances, of such legal proceedings so that it may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Agreement. In the absence of a protective order or Recipient's receiving such a waiver from FairMarket, Recipient or its Representative is permitted to disclose that portion (and only that portion) of the Confidential Information that Recipient or the Representative is legally compelled to disclose; provided, however, that Recipient and Recipient's Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is so disclosed.

      Each Recipient acknowledges that it and its Representatives are (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Exchange Act, and that it and its Representatives will neither use, nor cause any third party to use, any Confidential Information in contravention of such Exchange Act.

      Upon the request of FairMarket, after the expiration of the Standstill period, (a) Recipient (i) shall promptly deliver to FairMarket all documents or other materials disclosed by FairMarket or any FairMarket's Representative to Recipient or Recipient's Representatives constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of Recipient or Recipient's Representatives, and (ii) will destroy materials generated by Recipient or Recipient's Representatives that include or refer to any part of the Confidential Information, without retaining a copy of any such material, or (b) alternatively, if FairMarket requests or consents to Recipient's request, Recipient will destroy all documents or other matters constituting Confidential Information in the possession or under the control of Recipient or Recipient's Representatives. Any such destruction pursuant to the foregoing must be certified by an authorized officer of Recipient in writing to FairMarket. Notwithstanding the foregoing, Recipient may retain for its records, on a confidential basis, one copy of all materials referred to in clause (ii) above, any materials that may be reasonably required in connection with any pending litigation or dispute with any party, and any materials it may be required to retain by applicable law or regulation, and Mr. Wright or other JHC Nominee may retain any materials that may be retained by any other director of FairMarket.

      (f) Assignment. None of the JHC Entities, Mr. Mitarotonda or Mr. Wright, may make any assignment of any of their rights under this Section 2, by operation of law or otherwise, without the prior written consent of FairMarket.

Section 3.  Voting.
------------------

      (a) 2002 Annual Meeting. The JHC Entities shall cause all shares of Common Stock beneficially owned by them, and/or their Affiliates or Associates, as of the record date for the

2002 annual meeting of stockholders of FairMarket, to be present for quorum purposes and to be voted in favor of Rory Cowan and Joseph R. Wright, Jr. at such annual meeting or at any adjournments or postponements thereof.

      (b) Other Meetings. During the Standstill Period, the JHC Entities shall cause all shares of Common Stock beneficially owned by them, and/or their Affiliates or Associates, as of the record date for any other meeting of stockholders of FairMarket at which directors are to be elected, to be present for quorum purposes and to be voted in favor of FairMarket's nominees for directors at such meeting or at any adjournments or postponements thereof.

      (c) Further Assurances. The JHC Entities further agree to take all action reasonably necessary to carry out the intention of this Section 3, including, without limitation, delivering to FairMarket upon its written request executed proxies naming the proxies appointed by FairMarket for all shares of Common Stock beneficially owned by the JHC Entities and/or their Affiliates or Associates as of the record dates for the aforementioned meetings of stockholders.

Section 4.  Acquisition of Stock.
--------------------------------

      Each of the JHC Entities covenants and agrees that, from and after the date on which Mr. Wright is duly appointed to the Board of Directors of FairMarket, and until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, without the prior written consent of FairMarket specifically expressed in a vote adopted by the Board, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire, or become or agree to become the beneficial owner of, any other securities (other than the Shares) issued by FairMarket, or any securities convertible into or exchangeable for Common Stock or any other equity securities of FairMarket, if in any such case immediately after the taking of such action such JHC Entity and its Affiliates and Associates would, in the aggregate, beneficially own more than 14.9% of the then outstanding shares of Common Stock.

Section 5.  Standstill Arrangements.
-----------------------------------

      Each of the JHC Entities agrees that, during the period from the date of this Agreement through January 22, 2005 (the "Standstill Period"), neither it nor any of its Affiliates or Associates will, without the written consent of FairMarket, directly or indirectly, solicit, request, advise, assist or encourage others to:

      (a) form, join in or in any other way participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other JHC Entities or one or more Affiliates with respect to the Shares or pursuant to this Agreement;

      (b) solicit proxies or written consents of stockholders with respect to Common Stock under any circumstances, or make, or in any way participate in, any "solicitation" of any "proxy" to vote any shares of Common Stock, or become a "participant" in any contested solicitation for the election of directors with respect to FairMarket (as such terms are defined or used in Rules

14a-1 and Item 4 of Schedule 14A under the Exchange Act), or seek to advise or influence any person with respect to the voting, holding or disposition of any shares of Common Stock;

      (c) seek to call, or to request the call of, a special meeting of the stockholders of FairMarket, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of FairMarket or make a request for a list of FairMarket's stockholders;

      (d) commence or announce any intention to commence any tender offer for any shares of Common Stock, or file with or send to the SEC a Schedule 13D or any amendments to any Schedule 13D under the Exchange Act with respect to the Common Stock to reflect changes to the disclosures set forth therein and exhibits filed therewith, except (i) for an amendment to the Schedule 13D previously filed with the SEC by the JHC Entities with respect to the Shares (the "Current Schedule 13D") , provided that the JHC Entities shall, prior to the filing of such amendment with the SEC, provide FairMarket with a copy of such amendment as it is proposed to be so filed and a reasonable opportunity to review and comment thereon, or (ii) to the extent such amendment is filed solely to report one or a combination of (A) purchases of Common Stock permitted by this Agreement, (B) dispositions of Common Stock (including dispositions that reduce the JHC Entities' beneficial ownership below 5%), (C) other action (if any) permitted by this Agreement, or (D) material litigation involving this Agreement (if, but only if, the reporting of such litigation on such amendment is required by law and the JHC Entities have given FairMarket, in writing, a copy of the proposed amendment at least three (3) days prior to the filing thereof). In addition, the JHC Entities may file a Schedule 13D to comply with amendments after the date hereof to Section 13(d) of the Exchange Act, to the rules promulgated thereunder, or to the SEC's interpretation of either of the foregoing (it being understood that nothing contained in this Section 5(d) shall be deemed to permit any action or disclosure that is otherwise prohibited by this Agreement). Such permitted amendments shall be referred to as the "Permitted Schedule 13D Amendments." In no case shall Item 4 of the Current
Schedule 13D be amended, except as otherwise permitted by this Section 5(d);

      (e) take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only Permitted
Schedule 13D Amendments);

      (f) make a proposal or bid with respect to, or announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, any proposal or bid with respect to, the acquisition of any substantial portion of the assets of FairMarket or of all or any portion of the outstanding Common Stock (except that the JHC Entities may file Permitted
Schedule 13D Amendments), or any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving FairMarket;

      (g) act alone or in concert with others to seek control or influence in any manner the management, the Board (including the composition thereof) or the business, operation or affairs of FairMarket; provided, however, that nothing contained herein shall prohibit Mr. Wright or other JHC Nominee from exercising his or her duties and obligations as a director of FairMarket or otherwise taking any action while acting in such capacity as a director of FairMarket; or

(h) publicly disclose, or cause or facilitate the public disclosure (including by disclosure to any journalist or other representative of media) of, any request, or otherwise seek (in any manner that would require public disclosure by any of the JHC Entities or its Affiliates or Associates), to obtain any waiver or consent under, or any amendment of, any provision of this Agreement.

Section 6.  Withdrawal of Demand and Stockholder Nomination and Proposal.
------------------------------------------------------------------------

      Upon Mr. Wright's appointment to the Board of Directors of FairMarket, the JHC Entities hereby withdraw the Stockholder Nomination and shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation and shall not vote, deliver or otherwise use any proxies heretofore obtained to the extent such proxies constitute votes against Rory Cowan as a Class II director at the 2002 annual meeting of stockholders of FairMarket.

Section 7.  Press Releases and Other Public Statements.
------------------------------------------------------

      During the Standstill Period, FairMarket and the JHC Entities agree as follows:

      (a) FairMarket agrees, subject to the requirements of applicable federal securities laws, to provide the JHC Entities with an opportunity to review and comment on any press release, public filing, or letter to FairMarket's stockholders containing statements about the JHC Entities, prior to its public release.

      (b) The JHC Entities agree, subject to the requirements of applicable federal securities laws, to provide to FairMarket an opportunity to review and comment on any press release, public filing, or letter to FairMarket's stockholders containing statements about FairMarket, prior to its public release.

      (c) Promptly after the execution of this Agreement the parties hereto shall issue a press release in the form previously agreed to in writing by the parties hereto.

      (d) Neither FairMarket nor any of the JHC Entities, nor any of their Affiliates or Associates, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any of such other party's respective past, present or future general partners, directors, officers or employees as individuals (recognizing that the parties shall be free to comment in good faith regarding the business of FairMarket, provided any such comment shall not otherwise violate the terms of this Agreement).

Section 8.  General Release.
---------------------------

      (a) Each of the JHC Entities, on its own behalf and on behalf of its Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the "JHC Releasors"), hereby releases and discharges FairMarket, and its respective directors, officers and employees (the "FairMarket Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, known or unknown (collectively, "Claims"), which the JHC Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the FairMarket Releasees up to the date of this Agreement. The JHC Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the JHC Releasors represents and warrants hereby that it has not filed any complaints or charges asserting any Claims against any of the FairMarket Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the JHC Releasors agrees never to sue any of the FairMarket Releasees or cause any of the FairMarket Releasees to be sued regarding any matter within the scope of this General Release. If any of the JHC Releasors violates this General Release by suing any FairMarket Releasee or causing any FairMarket Releasee to be sued, the undersigned JHC Releasors agree to pay all costs and expenses of defending against the suit incurred by the FairMarket Releasees, including reasonable attorneys' fees.

      (b) FairMarket, on its own behalf and on behalf of its Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the "FairMarket Releasors"), hereby releases and discharges each of the JHC Entities, and its respective directors, officers and employees (the "JHC Releasees") from any and all Claims which the FairMarket Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the JHC Releasees up to the date of this Agreement. The FairMarket Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the FairMarket Releasors represents and warrants hereby that it has not filed any complaints or charges asserting any Claims against any of the JHC Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the FairMarket Releasors agrees never to sue any of the JHC Releasees or cause any of the JHC Releasees to be sued regarding any matter within the scope of this General Release. If any of the FairMarket Releasors violates this General Release by suing any JHC Releasee or causing any JHC Releasee to be sued, the undersigned FairMarket Releasors agree to pay all costs and expenses of defending against the suit incurred by the JHC Releasees, including reasonable attorneys' fees.

      (c) Each of the undersigned JHC Releasors and FairMarket Releasors acknowledge that it has read the contents of the foregoing applicable General Release, that it has had the opportunity to review such General Release with counsel of its choice, that it understands the same and that it has given such General Release as its own free act and deed.

      (d) Notwithstanding anything contained in this Section 8 to the contrary, this Section 8 shall not apply to any Claim arising out of a breach of the obligations contained in this Agreement.

Section 9.  Remedies.
--------------------

      (a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

      (b) The parties hereto agree that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware and/or the courts of The United States of America located in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11 hereof shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or The United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

Section 10. Entire Agreement.
----------------------------

      This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 11. Notices.
-------------------

      All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. registered mail, return receipt requested:

if to FairMarket:       FairMarket, Inc.
                        500 Unicorn Park Drive
                        Woburn, MA 01801
                        Attention:  Nanda Krish



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

 with a copy to:        Goodwin Procter LLP
                        Exchange Place
                        Boston, Massachusetts 02109
                        Attention:  David F. Dietz, P.C.
                                     James A. Matarese, P.C.

 if to the JHC Entities: JHC Investment Partners, LLC
                         c/o Barington Capital Group, L.P.
                         888 Seventh Avenue, 17th Floor
                         New York, New York 10019
                         Attention: James Mitarotonda

    with a copy to:      Kramer Levin Naftalis & Frankel LLP
                         919 Third Avenue
                         New York, New York 10022
                         Attention:  Peter G. Smith, Esq.

Section 12. Law Governing.
-------------------------

      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

Section 13. Counterparts.
------------------------

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14. No Presumption Against Draftsman.
--------------------------------------------

      Each of the undersigned parties hereby acknowledges the undersigned parties fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

Section 15. Enforceability.
--------------------------

      If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 16. Registration

      FairMarket acknowledges and confirms that JHC Investment Partners, LLC is the assignee of all of the rights and obligations of At Home Corporation (formerly Excite, Inc.) under the Investor's Rights Agreement dated February 25, 1999 by and among FairMarket and the investors identified therein, as amended from time to time thereafter (the "Investors' Rights Agreement"). FairMarket further acknowledges and confirms that the number of registrations on Form S-3 in accordance with Section 1.4 of the Investors' Rights Agreement is unlimited.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                                    FAIRMARKET, INC.


                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    BARINGTON CAPITAL GROUP, L.P.

                                    By:  LNA Capital Corp., as general partner



                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    BARINGTON COMPANIES EQUITY
                                      PARTNERS, L.P.

                                    By:  Barington Companies Investors, LLC,
                                          as general partner


                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:

                                    JHC INVESTMENT PARTNERS, LLC

                                    By:  Barington Capital Group, L.P.,
                                          as managing member

                                    By:  LNA Capital Corp., as general partner



                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    JEWELCOR MANAGEMENT, INC.



                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    MUSICMAKER.COM, INC.



                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    AS TO SECTION 2(e) ONLY:


                                    ---------------------------------------
                                    Joseph Wright, individually


                                    ---------------------------------------
                                    James Mitarotonda, individually

                                   Schedule A



BARINGTON CAPITAL GROUP, L.P.
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
JHC INVESTMENT PARTNERS, LLC
JEWELCOR MANAGEMENT, INC.
MUSICMAKER.COM, INC.



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